UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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EXCERPTS FROM THE 2015 ANNUAL REPORT

TECHNOLOGY IS CHANGING DEMOGRAPHICS ARE CHANGING THE INVESTMENT LANDSCAPE IS CHANGING OUR CLIENTS NEEDS ARE CHANGING

BlackRock’s foundation, built on a diverse global investment platform, commitment to technology and risk management and a principled fiduciary culture, drives our ability to anticipate and adapt ahead of change to create better financial futures for our clients.

GLOBAL INVESTMENT PLATFORM BLACKROCK’S FOUNDATION BUILT FOR CHANGE At BlackRock, our goal is to create better financial futures for our clients — and their clients — from institutions, corporations and governments to individuals planning for retirement and saving for their children’s college educations. We do this by providing investment advice and managing investment strategies across one of the deepest, broadest investment platforms in the financial services industry. BREADTH AND DEPTH OF DIVERSE INVESTMENT PLATFORM BlackRock offers clients a full range of investment solutions across styles, asset classes and regions, extensive market insights and industry-leading risk management and analytical capabilities supported by Aladdin.® BlackRock’s investment management teams span Alpha and Beta Strategies, including fundamental and quantitative equity and fixed income, Multi-Asset, Alternative and Trading & Liquidity Strategies, with more than 1,800 investment professionals in more than 25 investment centers around the world. INDEX & iSHARES® iSHARES Chart above reflects mix of assets under management by style, asset class, client type and region. 2

$ 4.6 TRILLION AUM BlackRock’s clients trust us to manage more money than any other investment firm in the world. Our diverse global investment platform positions us to focus on what our clients need, when they need it. Statement above based on AUM as of 12/31/15.

GLOBAL INVESTMENT PLATFORM BLACKROCK’S FOUNDATION BUILT FOR CHANGE Changes in the investment landscape are prompting investors to search for new sources of return. And changes in demographics, environmental issues and government regulation are driving an increasing number of investors to portfolios that simultaneously generate positive social or environmental impact. Building on the strength of our global investment platform, BlackRock continues to make investments in our platform to provide our clients with solutions for their changing needs. SUSTAINABLE INVESTING Launched in 2015, BlackRock’s sustainable investing platform provides clients with a range of sustainable investment strategies across asset classes, investment vehicles and impact profiles. With more than $200 billion in sustainable assets under management, BlackRock leverages our differentiated investment platform, proprietary technology, data analytics, deep environmental, social and governance (ESG) expertise and culture of innovation to offer our institutional and retail clients access to: • Exclusionary screens that avoid specific companies or industries not aligned with investors’ values (e.g., alcohol, tobacco, firearms, fossil fuels) • ESG factor strategies that incorporate environmental, social and governance factors to identify investment risks and opportunities • Impact investments that target measurable social or environmental outcomes and financial returns FACTOR INVESTING Factors drive risk and return in portfolios. Factor investing — a time-tested concept now taken to new levels by advances in technology — is a framework that empowers investors by identifying and precisely targeting broad, persistent and long-recognized drivers of return. Leveraging a world-class research team and strong history of expertise in systematic strategies, BlackRock offers a range of solutions from smart beta to enhanced-factor strategies designed to help investors pursue specific objectives. BlackRock manages more than $125 billion in factor-based strategies. 4

INFRASTRUCTURE INVESTING Infrastructure investments can provide clients with long-duration income, uncorrelated returns, inflation protection, diversification and the potential for capital appreciation while providing economies with economic growth, job creation and in many cases promoting sustainability and providing other social benefits. BlackRock has grown our infrastructure platform to more than $8.7 billion in assets, including one of the industry’s leading renewable power franchises, a premier infrastructure debt platform and an innovative Infrastructure Solutions business. In 2015, we developed our footprint in Latin America through the acquisition of I Cuadrada, one of Mexico’s leading infrastructure investment firms. 5

INNOVATION IN TECHNOLOGY AND RISK MANAGEMENT BLACKROCK’S FOUNDATION BUILT FOR CHANGE BlackRock was founded on the idea that technology can help us better understand and manage risk in our clients’ portfolios. The combined power of human insight, financial science and technology at the heart of our business enables us to solve our clients’ most complex investment challenges. ALADDIN: BLACKROCK’S UNIFYING TECHNOLOGY PLATFORM Aladdin is BlackRock’s investment and risk management technology platform. It unites the information, people and technology needed to manage money on a single platform, and helps facilitate better decision-making, more effective risk management and more efficient trading by investment professionals. In addition to supporting BlackRock’s asset management business, Aladdin and its risk analytics are relied on by more than 160 institutions around the world to manage and monitor their own investment portfolios. ALADDIN COMBINES COMPREHENSIVE PORTFOLIO SOPHISTICATED RISK + MANAGEMENT, TRADING AND ANALYTICS OPERATIONAL TOOLS TO DELIVER BETTER RESULTS FOR ITS 20,000 USERS FOCUS ON RISK & QUANTITATIVE ANALYSIS (“RQA”) BlackRock’s independent RQA team partners with investment, operational and technology professionals to ensure deliberate, diversified and scaled risk-taking in our clients’ portfolios. Our risk management philosophy is rooted in a culture of constructive challenge and is a prime example of the benefits of technology and people working together. This helps BlackRock set the standard for risk management, analytics and investment technology. 6

“TECHNOLOGY WITHOUT PEPOLE NOTHING TECHNOLOGY WITH PEPOLE IS EVERYTHING” CHARLIE HALLAC CO-PRESIDENT IN MEMORIAM 7

INNOVATION IN TECHNOLOGY AND RISK MANAGEMENT BLACKROCK’S FOUNDATION BUILT FOR CHANGE Technology is democratizing access to information that was previously inaccessible and changing the way consumers engage with the world, including how they interact with their investment portfolios. In 2015, BlackRock continued to make investments in technology to better serve our clients — most notably through investing in technology that expands our intermediary partners’ reach and investment management capabilities and harnessing big data to generate alpha. FUTUREADVISOR: ENHANCING DIGITAL WEALTH MANAGEMENT In 2015, BlackRock acquired FutureAdvisor, a leading digital wealth management platform whose technology-enabled advice capabilities include: • Personalized advice across the breadth of clients’ existing investment accounts • Tax-efficient portfolio management • Mobile and desktop interface, online account enrollment and multi-custodian support Building on BlackRock’s diverse investment platform, Aladdin risk analytics, proprietary retire- ment technology and experience as a long-standing enterprise technology partner, FutureAdvisor and BlackRock’s combined solution can accelerate our intermediary partner firms’ abilities to deliver high-quality, technology-enabled advice to an increasing number of investors. LEVERAGING BIG DATA TO GENERATE ALPHA Every second, the world is generating massive amounts of data. BlackRock’s ability to analyze data is increasing as computing power continues to grow — creating new opportunities to generate consistent, differentiated alpha for our clients across quantitative and fundamental investment styles. BlackRock’s sophisticated machine learning and text analysis algorithms search for investment signals by sifting through vast amounts of public data and aggregating millions of viewpoints within seconds, enabling us to respond quickly to opportunities that other investors may overlook. We leverage insights from the analysis of big data across our investment platform with the goal of enhancing alpha generation for our clients. 8

95% 92% 71% 72% Tax- Funda- Scien- Exempt Taxable mental tific Active Active Active Active Fixed Fixed Equity Equity Income Income ASSETS ABOVE BENCHMARK OR PEER MEDIAN 5-YEAR PERIOD

DEDICATED PEOPLE BLACKROCK’S FOUNDATION BUILT FOR CHANGE It takes the dedication and connectivity of many people to fulfill our mission of creating better financial futures for our clients. Our people, whether they are managing portfolios, working with clients or analyzing risk, are our most important asset. BlackRock has grown our employee base from eight employees in a single office at our founding to more than 12,000 in 30 countries today. As we pursue our mission together, we are guided by our culture and principles, which have remained unchanged since the founding of the firm. 10

THE BLACKROCK PRINCIPLES WE ARE: Our principles define who we are and how we operate. We place our clients’ interests first, perform at the highest level on behalf of our clients, shareholders and fellow employees, stay connected, challenge each other to collectively raise our game and continuously innovate and bring the best of BlackRock to our clients. A FIDUCIARY TO OUR CLIENTSPASSIONATE ABOUT PERFORMANCE ONE BLACKROCK INNOVATORS

DEDICATED PEOPLE BLACKROCK’S FOUNDATION BUILT FOR CHANGE To continue to anticipate and adapt ahead of change, BlackRock’s employees must be students of the markets and connected with one another and with our clients. BlackRock fosters a culture of connectivity and collaboration, learning and innovation across all levels of the organization, so that we can create solutions for our clients’ future needs. ENHANCING CONNECTIVITY ACROSS OUR INVESTMENT PLATFORM The BlackRock Investment Institute plays a key role in enabling BlackRock to anticipate change in the investment landscape by keeping our investment professionals connected and well-informed, and then sharing our insights with our clients. The BlackRock Investment Institute aims to: • Foster an ongoing dialogue and culture of knowledge-sharing across the investment platform • Leverage the macroeconomic and policy expertise across the firm to develop investment insights • Ensure we deliver value-added market and investment insights consistently to our clients PROMOTING INNOVATION ACROSS THE ORGANIZATION All employees are responsible for being students of technology. We are constantly challenging ourselves and each other as to how we can better leverage technology to invest, to service our clients and to improve the experience of BlackRock employees. BlackRock’s annual hackathon, HACK:BLK, is just one example of our firm-wide innovation initiatives. This global innovation challenge is focused on improving Aladdin and using technology to solve the world’s most complex financial challenges. It provides employees with the opportunity to transform their own ideas into a working prototype and collaborate with creative minds across the firm. The 2015 Hackathon generated nearly 340 new ideas. The 2016 Hackathon categories are designed to reflect the firm’s strategic focus areas and include: • Advancing Alpha and Investment Strategies • Pioneering New Client Solutions • Enhancing Employee Experience • New Frontier & Emerging Technologies • Sustainable Investing and Social Good 12

GLOBAL EXECUTIVE COMMITTEE

Nearly every year, we take a fresh look at our organization with our Board of Directors to ensure our leaders are in roles that can broaden their experiences and maximize their potential both for BlackRock and our clients.

The strength of our Global Executive Committee has been built through our intentional approach to talent development and is critical to **leading an enduring company through times of significant change**.



Laurence D. Fink
Chairman & Chief Executive Officer



Robert S. Kapito
President



David J. Blumer
Head of Europe, Middle East & Africa



Geraldine Buckingham
Global Head of Corporate Strategy



Robert W. Fairbairn
Global Head of Retail & *iShares*



Robert L. Goldstein
Chief Operating Officer & Global Head of *BlackRock Solutions*



Bennett W. Golub, PhD
Chief Risk Officer



Philipp Hildebrand
Vice Chairman



J. Richard Kushel
Global Head of Multi-Asset Strategies



Matthew J. Mallow
Chief Legal Officer



Mark S. McCombe
Global Head of Institutional Client Business and Co-Head of BlackRock Alternative Investors



Barbara G. Novick
Vice Chairman



Linda G. Robinson
Global Head of Marketing & Communications



Amy L. Schioldager
Global Head of Beta Strategies



Gary S. Shedlin
Chief Financial Officer



Jeffrey A. Smith, PhD
Global Head of Human Resources



Derek N. Stein
Global Head of Business Operations & Technology



Ryan Stork
Head of Asia Pacific



Mark K. Wiedman
Global Head of *iShares*



Kendrick R. Wilson III
Vice Chairman

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FINANCIAL HIGHLIGHTS ($mm, except per share data) 2015 2014 2013 Revenue $ 11,401 $ 11,081 $ 10,180 Net income attributable to BLK, GAAP 3,345 3,294 2,932 Net income attributable to BLK, as adjusted 3,313 3,310 2,882 Operating income, as adjusted 4,695 4,563 4,024 Operating margin, as adjusted 42.9% 42.9% 41.4% Per Share Diluted earnings, GAAP $ 19.79 $ 19.25 $ 16.87 Diluted earnings, as adjusted 19.60 19.34 16.58 Dividends declared 8.72 7.72 6.72 Diluted weighted-average common shares 169,038,571 171,112,261 173,828,902 Total AUM (end of period) $ 4,645,412 $ 4,651,895 $ 4,324,088 Please review the Important Notes on page 25 for information on certain non-GAAP figures shown above and through page 24, as well as for source information on other data points on pages 2 through 24. 14

MY FELLOW SHAREHOLDERS:



LAURENCE D. FINK
Chairman and Chief Executive Officer

Since BlackRock's founding 28 years ago, we have earned **the trust of our clients** and **created value for our shareholders** by helping investors navigate the global markets to build better financial futures.

Investors today are facing tremendous uncertainty fueled by slowing economic growth, technological disruption and social and geopolitical instability. Particularly worrying is the adoption of negative interest rates by central banks attempting to spark economic growth. These actions are severely punishing the world's savers and creating incentives to reach for yield, pushing investors into less liquid asset classes and increased levels of risk, with potentially dangerous financial and economic consequences.

Markets are still digesting the dramatic shift in the cost of energy as a mix of technology and geopolitics has transformed supply. Beyond its effect on energy prices, technology continues to disrupt many industries, and even societies, as it reshapes global employment markets. In China, growth is slowing, with global effects. In the U.S., the quality of corporate earnings is deteriorating, with record share repurchases in 2015 driving valuations — an indication of companies succumbing to the pressures of short-termism in place of constructive, long-term strategies. Finally, electoral politics is contributing to market uncertainty around the globe. Polarizing elections in the U.S. and Germany; government transitions in Spain, Taiwan and Canada; political and economic crises in Brazil and the UK vote in June on whether to leave the European Union will all continue to drive volatility.

In such a hostile landscape, our mission for investors has never been more vital, nor the responsibility we feel to clients stronger. We believe the trust that clients place in us must be earned every day, and that's why we remain committed to constant improvement and reinvention.

BlackRock has always worked to anticipate and embrace the changes affecting our clients, the global markets and the financial services industry itself. From our earliest efforts to build our own technology to help clients quantify risk in their portfolios, to providing investors with access to a full range of active and index investment solutions on a single platform, to expanding the use of new investment strategies like factor investing and big data, BlackRock has never stopped innovating — and we never will.

Our commitment to our clients and to constantly evolving our organization to meet their needs is also central to our framework for creating long-term value for our shareholders. In a letter I sent earlier this year to CEOs of companies in which we invest on behalf of our clients, I asked every CEO to lay out for their shareholders a strategic framework for long-term value creation — one that provides a perspective on the future, articulates the impact of the ecosystem on their strategy, explains how changes in that ecosystem might force the company to change course and identifies metrics that support a framework for long-term sustainability. In this letter, it is my goal to do that for you, BlackRock's shareholders.

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This year's annual report explores how the foundation we have constructed over the past 28 years at BlackRock is *built for change*. It tells the story of how evolution and transformation are core to how we serve clients and the way we manage the firm; how our global investment platform, use of technology and One BlackRock culture allow us to serve our clients; how we help our clients invest with purpose and advocate on their behalf and how we are developing the firm's next generation of leaders — all of which will generate value for our shareholders over the long term.

GENERATING LONG-TERM SHAREHOLDER VALUE

BlackRock's Strategic Framework for Long-Term Shareholder Value Creation

BlackRock's framework for long-term shareholder value creation is directly aligned with acting as a fiduciary to our clients. Our goal is not simply to sell individual products, but rather to understand clients' objectives and fashion cohesive solutions that help achieve those objectives. While many firms claim to do the same, no other firm can draw on our breadth of active, index and alternative strategies; of investment styles across asset classes and regions and of risk management and technology capabilities. And because our clients' needs are constantly changing, we regularly take a step back, think about what products, services and solutions they will need in the future, and invest in those areas.

We believe that investing in and building our platform to meet client needs will enable us to deliver industry-leading *organic growth* (net new asset flows from clients), leverage scale to increase *operating margins* over time and *return capital* to shareholders on a consistent basis.

Our long-term shareholder value creation framework was developed in close collaboration with our Board of Directors and our Board continues to play an active role in overseeing our strategies to deliver on the framework and in measuring our progress against it. At each of our full Board meetings, which take place a minimum of six times per year and include at least one full session dedicated to firm-level strategy, BlackRock's Board reviews our financial performance as well as the high-level and business-specific strategies directed at driving our results. The Board fosters constructive debate with senior business leaders on their near- and long-term strategies in the context of the markets, the regulatory environment and the competitive landscape in which we operate.

While our long-term value-creation framework has remained consistent over the past several years, we are constantly evaluating the ecosystem in which we operate to identify areas that might require us to pivot our strategy. For example, in response to market volatility in recent quarters, we have sharpened our focus on expense discipline and resource allocation to ensure our ongoing investment spend is optimized to achieve our long-term growth strategy.

In our strategic framework, we have set a firm-level organic asset growth target of 5%. We seek to achieve that goal by executing on our strategies across client businesses, which we anticipate will drive organic base

DRIVERS OF SHAREHOLDER VALUE


3%
5%
4%
2013
2014
2015
LONG-TERM ORGANIC AUM GROWTH
41.4%
42.9%
42.9%
2013
2014
2015
OPERATING MARGIN, AS ADJUSTED

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fee growth in excess of 5%, as growth in our higher-fee Retail and *iShares* businesses outpaces that in our Institutional business.

Specifically, we are working to achieve:
- high-single-digit organic asset growth in Retail by enhancing our product set, focusing on an outcome-oriented approach to creating client solutions and more deeply penetrating distribution channels;
- low-double-digit organic asset growth for *iShares* by driving global market expansion and increasing our global market share as we pursue growth themes in client and product segments, including core investments, financial instruments, precision exposures and fixed income ETFs; and
- low-single-digit organic asset growth in Institutional, by deepening client relationships through a solutions-oriented approach, effective cross-selling and leveraging *BlackRock Solutions*' analytical and risk management expertise.

We believe in scale as an important driver of operating leverage, and capitalize on it in areas including index-based investment strategies, brand building and our technology platform and associated *Aladdin* business.

Finally, we are committed to leveraging our cash flow first and foremost to invest in our business for growth, and then returning all excess cash to shareholders through a consistent and predictable capital management policy. We use our cash to seed and co-invest in our own products to facilitate time-to-market and align interests with clients, and we take a targeted approach to acquisitions, focusing on strategic, complementary capabilities that enhance our ability to serve clients and drive future organic growth. We target a dividend payout ratio of 40–50% and implement a balanced share repurchase program, while maintaining flexibility to address strategic opportunities should they arise.

Tactically, generating shareholder value is a function of enhancing our global investment platform while leveraging our distribution capabilities and our global reach. Over the past several years, we have made significant investments in areas that are generating growth and, therefore, value for shareholders today.

However, we do not generate value for our shareholders in a vacuum. Fluctuations in market dynamics and longer-term changes in the investment and regulatory landscape, in technology and in demographics have implications for our growth strategy and how we execute on it. In the next few pages, I will discuss how these developments are impacting our business and the future needs of our clients, how BlackRock performed against this backdrop in 2015 and how BlackRock is adapting our strategy in light of changes in our ecosystem in order to continue generating consistent growth over time.

Executing on Our Strategic Framework in Volatile Markets: BlackRock's 2015 Results

The key driver of BlackRock's performance in 2015 was not our actions during the year, but rather our deliberate effort over time to build a diverse, future-focused platform that positions our business to generate results and deliver value to shareholders in a changing world. We grew revenue and operating



14% CAGR
Share Repurchases
$6.72
$7.72
$8.72
$1.0B
$1.0B
$1.1B
2013
2014
2015

CAPITAL MANAGEMENT: DIVIDENDS PER SHARE



9% CAGR
$16.58
$19.34
$19.60
2013
2014
2015

EARNINGS PER SHARE, AS ADJUSTED

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income, as adjusted, each by 3% in 2015, despite more than $150 billion of negative foreign exchange impact and market depreciation on our assets under management.

We generated industry-leading organic asset growth of 4% through $152 billion of long-term net inflows, maintained a stable operating margin, as adjusted, at 42.9% while continuing to invest in our business in a challenging market environment and returned approximately $2.6 billion of capital to our shareholders, representing a total payout ratio of 77%.

While our long-term value-creation framework has remained consistent over the past several years, we are constantly evaluating the ecosystem in which we operate to identify areas that might require us to pivot our strategy.

Organic growth was the result of global client demand for both active and index solutions across asset classes and across regions.

We saw $61 billion of net inflows in active and $92 billion in index & *iShares*.

We constantly strive to improve our active performance and, in 2015, we continued to invest in our team and capabilities to build the industry's most durable alpha-generating franchise.

Flows into active products in 2015 were driven by the strength of our active performance. At year end, 91% of our active taxable fixed income assets and 90% of our scientific active equity assets were above benchmark or peer median for the three-year period. Our fundamental active equity business benefited from our efforts to reinvigorate and globalize the team, generating strong returns for our clients, with 76% of assets above benchmark or peer median for the one-year period.

We raised $39 billion of net inflows in Retail, $130 billion in *iShares* and $27 billion in Institutional Active, offset by $43 billion in low-fee Institutional Index outflows.

In Retail, we manage more than $540 billion on behalf of clients and have significant room to increase our share of global distribution. We are enhancing distribution by harnessing our technological advantages, building on existing strength with integrated wealth management firms and leveraging our differentiated platform to increase our presence in the fast-growing Registered Investment Advisor channel. We continually evolve our product set to ensure we have both the active and index strategies our clients need to achieve desired outcomes, and we continue to invest in the BlackRock brand.

As ETF adoption spreads, we are forecasting global ETF assets to double to $6 trillion over the next five years. Growth in *iShares* will be driven by the growth of the overall market — via new product uses and deeper and broader adoption across client segments.

Across our Institutional Client base, we remain focused on further deepening relationships, and 53% of our largest institutional clients now have five or more products with BlackRock. Using strategies across our diverse platform, we create multi-asset, hybrid solutions to solve our clients' most complex investment needs. We leverage the analytical capabilities of *Aladdin*, our proprietary risk management and operational platform, as well as the advisory capabilities of our Client Solutions and Financial Markets Advisory teams to provide the guidance our clients need to achieve their long-term objectives.

Across client types, we generated $53 billion of net inflows in equity, $77 billion in fixed income, $17 billion in multi-asset and $5 billion in alternatives.

And the global and diverse nature of our platform is resonating with clients, as we achieved net inflows in excess of $1 billion in each of 13 countries, and a record 65 Retail and *iShares* funds each generated more than $1 billion of net inflows for the year.

BlackRock's diverse platform enables us to generate stable cash flow through market cycles, which positions us to invest for the long term. If we continue to distinguish ourselves from our competitors — especially in terms of organic growth — and strike an appropriate balance between investing for future growth and practical discretionary expense management, we will continue to deliver value for our shareholders.

ADDRESSING CHANGES IN THE INVESTMENT LANDSCAPE: IMPACT ON OUR CLIENTS AND OUR BUSINESS

BlackRock's ability to create value for shareholders depends on our ability to understand, anticipate and adapt ahead of changes to the ecosystem in which we operate.

Markets have struggled to digest the dramatic shift in the cost of energy over the past 18 months. Producers, exporters, equipment suppliers and other sector participants have suffered, but we have yet to see a noticeable uptick in spending as consumers pay less at the pump. Markets are also weighed down by oil-producing nations selling securities to meet liquidity needs.

In China, the waning construction boom has left a lasting impact on real estate values and bank balance sheets, raising questions on how the country will fuel future growth. Sell-offs in the Chinese markets and inconsistent policy responses have heightened investor frustration and uncertainty and threatened global growth.

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Extraordinary monetary policy continues to be a major driver of markets. According to *Bloomberg*, average yields on more than $1 trillion of German debt have been held below zero for a record stretch, and more than two-thirds of Japanese government debt has a negative yield. To be fair, these actions are the result of central banks being asked to solve economic problems without the help of coherent (and in the case of Europe, cross-border) fiscal policies.

There has been plenty of discussion about how the extended period of low interest rates has contributed to inflation in asset prices. Investors are being forced to trade liquidity for yield by taking on more risk and investing in less liquid asset classes — a potentially dangerous combination for retirement savers.

Not nearly enough attention has been paid to the toll these low rates — and now negative rates — are taking on the ability of investors to save and plan for the future.

Not nearly enough attention has been paid to the toll these low rates — and now negative rates — are taking on the ability of investors to save and plan for the future. People need to invest more today to achieve their desired annual retirement income in the future. For example, a 35-year-old looking to generate $48,000 per year in retirement income beginning at age 65 would need to invest $178,000 today in a 5% interest rate environment. In a 2% interest rate environment, however, that individual would need to invest $563,000 (or 3.2 times as much) to achieve the same outcome in retirement.

This reality has profound implications for economic growth: consumers saving for retirement need to reduce spending if they are going to reach their retirement income goals, and retirees with lower incomes will need to cut consumption as well. A monetary policy intended to spark growth, then, in fact, risks reducing consumer spending.

Against this backdrop, the world is undergoing significant technological and demographic changes. While the valuations of many high-growth tech firms have fallen in recent months, automation and innovation are accelerating, putting downward pressure on jobs and transforming industries. Research cited in the United States' 2016 *Economic Report of the President* suggests an 83% probability that automation will replace jobs that have an hourly wage below $20.

Workers and governments must also navigate the effects of increased longevity, as large segments of the population are increasingly unable to support themselves in old age, and we have yet to find effective ways to fully harness their economic potential.

Governments around the world must adopt more aggressive plans to address the retirement-savings crisis and the resulting broad set of economic risks.

The failure of governments globally, including the United States, to develop and execute plans for long-term growth and address the dire need for investment in infrastructure distorts the role of monetary policy, diminishes employment opportunities and hurts savers by robbing them of vibrant economies to invest in.

The United States, in particular, is at a crossroads in our efforts to address the questions of technology, longevity, climate change, trade and immigration — not to mention massive geopolitical instability — questions that should be front and center as the country prepares to choose its next president.

Taken in totality, these and other risks create a level of fragility in the global economy that we have not seen since the lead-up to the financial crisis. While there are some positive indicators, like sustained, albeit modest, growth in Europe and the United States, and the probability for ongoing recovery remains high, the tail risk if that recovery falters has profound and far-reaching consequences.

We are working across our platform at BlackRock and with our clients around the world to understand and anticipate the impact of these changing market dynamics. It is in times like this, marked by volatility and rapid change, that we believe BlackRock's differentiation can most benefit clients and truly sets us apart as a firm.

INVESTING IN OUR FUTURE: STRATEGIC INVESTMENTS THAT WILL DRIVE LONG-TERM SHAREHOLDER VALUE

Our Technological Edge

From *Aladdin*'s humble beginnings on a single computer sandwiched between the refrigerator and coffeemaker to its current configuration as one of the world's leading technology platforms, BlackRock has always used the power of technology to help our clients understand and navigate markets. With more than 1,000 developers and technology professionals today, we remain true to our roots as a technology firm.

Aladdin — the heart and soul of our technology platform — is more than a system: it is a common language for the firm and a lens for problem solving. Comprising 25 million lines of code, *Aladdin* carries out 250,000 trades and billions of financial calculations every day. We are constantly investing in, building and evolving *Aladdin*, and are exploring new ways to leverage its capabilities.

Beyond *Aladdin*, BlackRock is intensifying efforts to leverage the industry's most advanced technologies to identify new sources of alpha, build better investment products and portfolios and enhance client service.

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Synthesizing Big Data
Second by second, the world is generating massive amounts of data — as much as 2.5 quintillion (2.5 x 10^{18}) bytes every day. IBM estimates that 90% of the data in the world today was created in the last two years. It's critical to surface and harness the infinite number of insights hidden in that data to generate alpha for our clients.

BlackRock investment teams — including our Scientific Active Equity (SAE), Model-Based Fixed Income and Multi-Asset Strategies teams — utilize technology-based tools and research methodologies, such as machine learning, natural language processing, scientific data visualization and distributed computing, to produce sustainable alpha. We recently unified our equity platform to better leverage SAE's insights in fundamental equity strategies. These tools can help to discern what human indicators, such as analysts and employees, are trying to tell us about individual companies, as well as to construct better economic indicators that may offer clues to the outlook for entire industries and countries.

Focusing on Factors
Advances in data science and analytics are highlighting the importance of factors, creating the potential for deeper understanding of these return drivers and their causes and effects.

Factor-based investing seeks to identify, systematically target and capture broad, persistent drivers of return. It formalizes, for example, the concept of identifying inexpensive companies (value investing) or high-quality balance sheets (quality investing) — investment styles that have long been part of the active management toolkit.

BlackRock manages more than $125 billion in factor-based strategies across equities, fixed income and commodities. The platform is led by Dr. Andrew Ang, who joined us from Columbia Business School in 2015. Dr. Ang is a pioneer in the field of factor investing and the study of risk and return in asset prices.

Our platform combines "Smart Beta" and enhanced-factor strategies. Smart Beta consists of long-only, benchmark-driven strategies built to capture one or multiple factors while pursuing a variety of outcomes — such as reducing risk, enhancing returns or improving diversification. Our enhanced-factor strategies are dynamic multi-asset solutions managed with discretion, including strategies such as risk parity or market-neutral offerings.

New Ways of Reaching and Serving Clients
According to BlackRock's 2015 Global Investor Pulse Survey, 87% of investors use the Internet for some form of financial activity, from online banking to managing their investments. Understandably, clients also want financial advisors to use technology to help them save and invest. In 2015, we embraced this revolution by acquiring the Silicon Valley start-up FutureAdvisor, a cutting-edge solution for BlackRock's intermediary distribution partners.

FutureAdvisor, which operates within *BlackRock Solutions*, allows us to strengthen our relationships with our partner institutions by offering their clients high-quality, technology-enabled advice and thereby improve client acquisition and retention.

We are complementing FutureAdvisor's capabilities, which include personalized advice across the breadth of clients' existing investment accounts, with multi-asset model portfolios, superior investment products and risk management, as well as the power of *Aladdin*. Since we closed the acquisition in the fourth quarter of 2015, significant client interest has already produced several business-to-business contracts.

Aladdin — the heart and soul of our technology platform — is more than a system: it is a common language for the firm and a lens for problem solving.

Enhancing Connectivity
Every year, we assess how BlackRock's organizational structure might be enhanced to stay ahead of changes in the market and our clients' needs. More than ever, clients demand guidance and unified solutions that span the globe, asset classes and the full spectrum of products. This year, to better meet our clients' evolving investment objectives and to strengthen our investment platform for the long term, we made a number of changes to enhance connectivity across regions and investment strategies.

In equities, our clients increasingly seek sophisticated active solutions, whether fundamental or quantitative strategies. To drive connectivity (and returns), we recently combined our Fundamental Active Equity and SAE groups into a unified active equity business to allow our investment professionals to deliver alpha by more effectively drawing on both SAE's data expertise and our fundamental franchise's depth of research.

We also strengthened the role of our regional leadership to drive local growth opportunities and attract talent, helping support our goal of being both global and local in how we manage investment products and serve clients. We are sharpening our focus on key growth areas, such as multi-asset strategies, where our breadth of capabilities gives us a strong competitive advantage.

Finally, we are creating a common, unified infrastructure to support our investment professionals and communicate with clients about our products and investment insights. As part of this evolution, we

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broadened the mandate of the BlackRock Investment Institute (BII) to include deeper research capabilities and more market insights for clients. BII is a vital tool to offer our investment professionals a more cohesive understanding of the world and provide better insights to our clients.

Investing for Purpose

As a global citizen, BlackRock is committed to making a positive impact on the countries in which we do business and on the lives of our clients — from providing clients investment products that align with their values, to investing in infrastructure that both delivers desirable investment outcomes and drives economic growth, to helping clients think about and plan their retirements more effectively.

Infrastructure investing helps create a more fertile long-term economic environment, generates jobs and aligns with the longer time horizons afforded by greater longevity.

Sustainable Investing

Demand — and opportunity — are growing for investment approaches that combine positive social or environmental outcomes with financial results.

The diverse motivations driving this demand range from risks posed by global challenges, asset owners' missions and regulations and pressure from various third-party constituents to demographic shifts, as women and millennials gather more assets.

We launched BlackRock's sustainable investing platform to provide three primary categories of sustainable investment strategies for clients who seek to invest for purpose and performance:

- Exclusionary screens, which avoid specific companies or industries not aligned with clients' values;
- Environmental, social and governance (ESG) Factor strategies, which incorporate ESG factors to identify investment risks and opportunities; and
- Impact investing solutions, which target measurable social or environmental outcomes and financial returns.

BlackRock currently manages more than $200 billion across sustainable investment strategies.

Building Infrastructure

Another increasingly attractive investment that also provides a social benefit is infrastructure. Persistent low rates and modest risk premiums are elevating real assets, including infrastructure, as an attractive way to achieve clients' long-term financial goals: 53% of respondents to a BlackRock Institutional Client Survey indicated they would increase their allocation to real assets in 2016. Infrastructure investments offer clients diversification, yield, inflation protection and potential for capital appreciation and long-duration returns.

Infrastructure investments, however, are not just a growing source of return for our clients — they are a global necessity, providing numerous benefits to society. According to *The Economist*, a $1 trillion annual gap in global infrastructure investment is decreasing productivity and economic opportunity. Infrastructure investing helps create a more fertile long-term economic environment, generates jobs and aligns with the longer time horizons afforded by greater longevity.

These growing needs create both an opportunity and a responsibility to further develop our infrastructure capabilities. We recently acquired Latin America's leading infrastructure firm, I Cuadrada, and are working closely with governments and institutions around the world to connect public projects and private capital.

This year, we also unified our multi-product infrastructure and real estate businesses to form a Real Assets group, leveraging their complementary capabilities and expanding their global presence in a combined platform with more than 320 professionals across 22 offices globally, managing more than $30 billion in assets.

Closing the Retirement Gap with iRetire

Life expectancy continues to rise, but the structure and quality of retirement planning and policy are not keeping pace. For too long, investors have planned for retirement using the outdated concept of the nest egg, which provides little clarity on how much income their investments will yield in retirement.

BlackRock is offering distribution partners a new solution for their financial advisors to help turn client focus from the nest egg to retirement income. *iRetire* enables advisors to combine the best of BlackRock's technology and retirement thinking — model portfolios, our *CoRI*® retirement income indices and the risk management and analytics of *Aladdin* — to help clients reach their retirement income goals.

iRetire is more than a technology and investment platform: it's part of BlackRock's effort to help reframe the retirement conversation. By providing advisors and investors with a powerful tool to plan for the future, we can not only help clients meet their financial goals, but also change the retirement mind-set for all investors.

Taking Responsibility

BlackRock's fiduciary perspective and sense of responsibility as a public company drive us not only to secure better financial futures for our clients and those they serve, but also to ensure the long-term sustainability of our own firm and of the companies we invest in on behalf of our clients.

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BOARD OF DIRECTORS



Laurence D. Fink
Chairman & Chief Executive Officer, BlackRock, Inc.



Abdlatif Y. Al-Hamad
Director General/ Chairman of the Board of Directors, Arab Fund for Economic & Social Development



Mathis Cabiallavetta
Former Vice Chairman of the Board, Swiss Re



Pamela Daley
Former Senior Vice President of Corporate Business Development, General Electric Company



William S. Demchak
President & Chief Executive Officer, The PNC Financial Services Group, Inc.



Jessica Einhorn
Former Dean, Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University



Fabrizio Freda
President & Chief Executive Officer, The Estée Lauder Companies Inc.



Murry S. Gerber
Former Chairman & Chief Executive Officer, EQT Corporation



James Grosfeld
Former Chairman & Chief Executive Officer, Pulte Homes, Inc.



Robert S. Kapito
President, BlackRock, Inc.



David H. Komansky
Former Chairman & Chief Executive Officer, Merrill Lynch & Co., Inc.



Sir Deryck Maughan
Former Senior Advisor, Kohlberg Kravis Roberts



Cheryl D. Mills
Chief Executive Officer, BlackIvy Group



Gordon Nixon
Former President & Chief Executive Officer, RBC



Thomas H. O'Brien
Former Chairman & Chief Executive Officer, The PNC Financial Services Group, Inc.



Ivan G. Seidenberg
Former Chairman of the Board & Chief Executive Officer, Verizon Communications



Marco Antonio Slim Domit
Chairman of the Board of Directors, Grupo Financiero Inbursa



John Varley
Former Chief Executive, Barclays PLC



Susan L. Wagner
Former Vice Chairman, BlackRock, Inc.

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Financial Regulatory Reform
Financial regulatory reform began with the banking system and has expanded over the past few years to encompass an increasing number of capital markets issues as well as other aspects of asset management. Just a few examples illustrate the breadth of change that is under way: the chair of the Securities and Exchange Commission has laid out a series of initiatives addressing investment advisors and mutual funds, the UK's Financial Conduct Authority has announced its asset management market study and the U.S. Department of Labor is changing the landscape for retirement accounts.

BlackRock supports financial regulatory reform that increases transparency, protects investors and facilitates responsible growth of capital markets while preserving consumer choice, assessing benefits versus implementation costs and maintaining a level playing field across products. Our Government Relations and Public Policy team has provided thought leadership on a wide range of regulatory reform issues based on these guiding principles.

Investment Stewardship
To engage effectively with companies in which we invest on behalf of our clients, we have built the industry's largest investment stewardship team. This global team engages with approximately 1,500 companies per year on a range of issues and votes at more than 15,000 shareholder meetings worldwide on more than 130,000 proposals.

We continue to encourage these companies to create long-term shareholder value by asking CEOs to lay out a strategic framework for long-term value creation and affirm that it has been reviewed by their board. The goal is not only to diminish short-term pressures in financial markets, but also to create a more vibrant and sustainable economic environment.

Generating sustainable long-term returns for our clients also requires us to factor the ESG challenges companies face today, such as climate or changing labor markets, into our investment analysis and decision-making processes. To better inform our portfolio managers on these issues, we have integrated ESG ratings and data on our portfolio companies directly into *Aladdin*.

Corporate Sustainability at BlackRock
BlackRock's approach to corporate sustainability is critical to delivering on our framework for long-term shareholder value creation. We embrace a long-term perspective in the way we operate, invest, serve our clients and give back to the communities in which we and our clients live and work.

As an asset management firm, BlackRock is a human-capital intensive business, and our long-term sustainability depends on our people. We're dedicated to developing and retaining talent, fostering a strong firm-wide culture and maintaining an inclusive and diverse corporate environment. We also firmly believe in a pay-for-performance culture, aligning employee incentives and compensation with company-level performance.

With more than 12,000 employees throughout offices in 30 countries, BlackRock is deliberate in our commitment to using resources responsibly. We continuously look for new ways to reduce or offset our environmental impact. By investing in LED technology, upgrading mechanical equipment, using renewable hydroelectric power for two of our largest data centers and pursuing a high utilization rate of our corporate offices, BlackRock has reduced our carbon footprint and cut our energy consumption by 11% per employee since 2012.

BlackRock's fiduciary perspective and sense of responsibility as a public company drive us not only to secure better financial futures for our clients and those they serve, but also to ensure the long-term sustainability of our own firm and of the companies we invest in on behalf of our clients.

We pride ourselves on our reputation for conducting business activities in the highest ethical and professional manner, guided by our corporate governance principles and practices as well as strong Board oversight.

OUR BOARD OF DIRECTORS: ENGAGED AND VITAL TO SUCCESS

It has always been important to me that BlackRock's Board of Directors function as a key strategic partner and sounding board for management, challenging us to be better and more innovative. This perspective is in line with our broader corporate governance philosophy: Boards should be deeply engaged, providing informed and frank guidance and feedback, and rely on an open dialogue with management, based on a clear understanding of short- and longer-term strategic plans.

BlackRock's Board continues to play just such an integral oversight role in our growth and success. As I mentioned earlier, at each Board meeting, we review components of our strategy with our Directors, and each discussion results in thorough dialogue and robust debate, which our leadership team embraces. Those discussions are not without controversy and disagreement — and those tough conversations push us to make the difficult decisions required to build a better BlackRock. The Board plays an active part in our talent development as well, dedicating at least one meeting per year to talent to ensure we have the right people in place to execute on our

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strategies now and are developing others to fill these roles in the future. Building a generation of leaders that is open to both Board and external ideas is vital to BlackRock's long-term success.

Our Board also takes an active role in ensuring best corporate governance practices, and in 2015, incorporated feedback from shareholders on proxy access policies and practices to inform the management proposal for proxy access included in this year's Proxy Statement.

It has always been important to me that BlackRock's Board of Directors function as a key strategic partner and sounding board for management, challenging us to be better and more innovative.

As BlackRock has evolved, so has our Board's pursuit of strong corporate governance and standards of excellence. This year, Gordon Nixon joined the Board, having led Royal Bank of Canada, a global and diversified financial services organization, at a time of substantial regulatory and economic change.

BlackRock is fortunate to have the partnership and oversight of a strong and multi-faceted Board that offers diverse perspectives rooted in deep experience in finance, industry, academia and government. Our Directors' counsel is invaluable, and I thank them for their service.

OUR CULTURE: FIDUCIARIES AND INNOVATORS

BlackRock's fiduciary and innovative culture guides us as we work to reinvent and improve the firm. Developing talent and new leadership has always been a core part of who we are and drives our ongoing assessment of our people and organization to surface ways to improve.

In keeping with this commitment, this year we again announced a number of enhancements to our leadership team — as we did in 2012 and 2014 — many of which I touched on above. Each time, these organizational changes have been a great benefit to our clients, our shareholders and the development of the leaders themselves.

I'm incredibly proud of our depth of talent, and I believe that we now have the strongest leadership team we've ever had at BlackRock. In designing a plan to develop the next generation of leaders, we aim to elevate people who embody BlackRock's principles — our identity as fiduciaries and innovators.

While we have many talented leaders who have lived those principles, no one embodied that identity more than Charlie Hallac, our Co-President, who passed away last year.

Charlie *was* BlackRock, and to all of us who cherished him as a friend and part of our families for so many years, it is still difficult to adjust to working in a world without him. As much as anyone, he helped shape our culture and the firm's passion for innovation — and he envisioned using technology to transform our industry in unique and powerful ways. But what enabled him to turn this vision into reality was his ability to lead people — to see their potential and develop it. He believed deeply that technology without people was nothing. That vision continues to guide us today: even as we invest in powerful new technologies, developing our people is the most fundamental element of our success.

THE OPPORTUNITY AHEAD

Each year, I have the privilege of writing to you about BlackRock to recognize our accomplishments, to address our challenges and to share with you our outlook and plans for the future. And each year, I am more excited about the pace and scale of change that the firm is undertaking to fulfill our unwavering focus on serving our clients.

As we continue to enhance and implement our strategies to do that, we will simultaneously advance our strategic framework for long-term shareholder value creation.

The uncertain environment we face, while unsettling for many, is also an opportunity to look out to the future, to use technology in innovative ways and to build on our platform.

But most important, it is an opportunity to shape the future of our industry — and, more than ever before, to fulfill our founding mission of shaping better financial futures for our clients.

Sincerely,



Laurence D. Fink
Chairman and Chief Executive Officer

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IMPORTANT NOTES OPINIONS data shown reflects information for all actively and passively managed equity and fixed income accounts, Opinions expressed through page 24 are those of including U.S. registered investment companies, BlackRock, Inc. as of March 2016 and are subject European-domiciled retail funds and separate accounts to change. for which performance data is available, including performance data for high-net-worth accounts available BLACKROCK DATA POINTS as of November 30, 2015. The performance data does not include accounts terminated prior to December 31, All data through page 24 reflects as-adjusted full-year 2015 and accounts for which data has not yet been 2015 results or as of December 31, 2015, unless verified. If such accounts had been included, the otherwise noted. 2015 organic growth is defined as performance data provided may have substantially full-year 2015 net flows divided by assets under differed from that shown. management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2014. Performance comparisons shown are gross-of-fees Long-term product offerings include active and for institutional and high-net-worth separate accounts, passive strategies across equity, fixed income, multi- and net-of-fees for retail funds. The performance asset and alternatives, and exclude AUM and flows from tracking shown for index accounts is based on the cash management and advisory businesses. gross-of-fees performance and includes all institutional accounts and all iShares funds globally using an index GAAP AND AS-ADJUSTED RESULTS strategy. AUM information is based on AUM available as of December 31, 2015 for each account or fund in See pages 35–36 of the Financial Section of the complete the asset class shown without adjustment for overlapping 2015 Annual Report for explanation of the use of Non- management of the same account or fund. Fund GA AP Financial Measures. performance reflects the reinvestment of dividends and distributions. PERFORMANCE NOTES Source of performance information and peer medians Past performance is not indicative of future results. is BlackRock, Inc. and is based in part on data Except as specified, the performance information from Lipper Inc. for U.S. funds and Morningstar, Inc. shown is as of December 31, 2015 and is based on for non-U.S. funds. preliminary data available at that time. The performance 25

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055
(212) 810-5300

STOCK LISTING
BlackRock, Inc.'s common stock is traded on the New York Stock Exchange under the symbol BLK. At the close of business on March 22, 2016, there were 317 common stockholders of record.

INTERNET INFORMATION
Information on BlackRock's financial results and its products and services is available on the Internet at www.blackrock.com.

FINANCIAL INFORMATION
BlackRock makes available, free of charge, through its website at www.blackrock.com, under the heading "Investor Relations," its Annual Report to Stockholders, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, its Proxy Statement and Form of Proxy and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. The Company has included as Exhibit 31 to its Annual Report on Form 10-K for fiscal year ended December 31, 2015, with the Securities and Exchange Commission, certificates of the Chief Executive Officer and Chief Financial Officer of the Company certifying the quality of the Company's public disclosure, and the Company has submitted to the New York Stock Exchange a certificate of the Chief Executive Officer of the Company certifying that he is not aware of any violation by the Company of New York Stock Exchange corporate governance listing standards.

Deloitte & Touche LLP has provided its consent to the inclusion of its reports dated February 26, 2016, relating to the consolidated financial statements of BlackRock, Inc., and the effectiveness of BlackRock, Inc.'s internal control over financial reporting, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been filed as Exhibit 23.1 to such report.

INQUIRIES
BlackRock will provide, free of charge to each stockholder upon written request, a copy of BlackRock's Annual Report to Stockholders, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement and Form of Proxy and all amendments to those reports. Requests for copies should be addressed to Investor Relations, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Stockholders and analysts should contact Investor Relations at (212) 810-5300 or via e-mail at invrel@blackrock.com.

DIVIDEND POLICY
The declaration of and payment of dividends by BlackRock are subject to the discretion of our Board of Directors. On January 14, 2016, the Board of Directors approved BlackRock's quarterly dividend of $2.29 to be paid on March 23, 2016, to stockholders of record at the close of business on March 7, 2016.

REGISTRAR AND TRANSFER AGENT
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BLACKROCK OFFICES WORLDWIDE
BlackRock has offices in more than 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa.

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ASIA-PACIFIC
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